Exhibit 5.1

August 20, 2024

Kymera Therapeutics, Inc.

500 North Beacon Street, 4th Floor

Watertown, MA 02472

Re:	Securities Registered under Registration Statement on Form S-3

We have acted as counsel to you in connection with your filing of a Registration Statement on Form S-3 (File No. 333-259955) (as amended or supplemented, the “Registration Statement”) filed on October 1, 2021 with the Securities and Exchange Commission (the “Commission”) pursuant to the Securities Act of 1933, as amended (the “Securities Act”), relating to the registration of the offer by Kymera Therapeutics, Inc., a Delaware corporation (the “Company”), of any combination of securities of the types specified therein. Reference is made to our opinion letter dated October 1, 2021 and included as Exhibit 5.1 to the Registration Statement. We are delivering this supplemental opinion letter in connection with the prospectus supplement (the “Prospectus Supplement”) filed on August 20, 2024 by the Company with the Commission pursuant to Rule 424 under the Securities Act. The Prospectus Supplement relates to the offering by the Company of (i) up to 2,830,533 shares (“Common Shares”) of the Company’s common stock, par value $0.0001 per share (“Common Stock”) and (ii) pre-funded warrants (the “Pre-Funded Warrants”) to purchase up to 3,519,159 shares of Common Stock (such shares issuable upon exercise of the Pre-Funded Warrants, the “Pre-funded Warrant Shares,” and together with the “Common Shares,” the “Shares”), including Common Shares purchasable by the underwriters upon their exercise of an over-allotment option granted to the underwriters by the Company. The Common Shares and Pre-Funded Warrants are being sold to the underwriters named in, and pursuant to, an underwriting agreement among the Company and such underwriters (the “Underwriting Agreement”).

We have reviewed such documents and made such examination of law as we have deemed appropriate to give the opinions set forth below. We have relied, without independent verification, on certificates of public officials and, as to matters of fact material to the opinions set forth below, on certificates of officers of the Company. For purposes of the opinion set forth in paragraph 3 set forth below, we have assumed that before the Pre-Funded Warrant Shares are issued the Company does not issue shares of Common Stock or reduce the total number of shares of Common Stock the Company is authorized to issue under its certificate of incorporation such that the number of unissued shares of Common Stock authorized under the Company’s certificate of incorporation is less than the number of Pre-Funded Warrant Shares.

The opinion set forth below is limited to the Delaware General Corporation Law and, with respect to numbered paragraph 2 below, New York law.

Kymera Therapeutics, Inc.

August 20, 2024

Based on the foregoing, we are of the opinion that:

1.	The Common Shares have been duly authorized and, when delivered and paid for in accordance with the terms of the Underwriting Agreement, will be validly issued, fully paid and non-assessable.

2.

The Pre-Funded Warrants have been duly authorized and executed by the Company and, when delivered and paid for in accordance with the terms of the Underwriting Agreement, will be valid and binding obligations of the Company.

3.

Assuming sufficient authorized but unissued shares of Common Stock are available for issuance when the Pre-Funded Warrants are exercised, the Pre-Funded Warrant Shares, when issued upon exercise of the Pre-Funded Warrants in accordance with the terms of the Pre-Funded Warrants, will be validly issued, fully paid and non-assessable.

Our opinions set forth above are subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other similar laws of general application affecting the rights and remedies of creditors and to general principles of equity.

This opinion letter and the opinion it contains shall be interpreted in accordance with the Core Opinion Principles as published in 74 Business Lawyer 815 (Summer 2019).

We hereby consent to the inclusion of this opinion as Exhibit 5.1 to this Current Report on Form 8-K and to the references to our firm under the caption “Legal Matters” in the Registration Statement. In giving our consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations thereunder.

Very truly yours,

/s/ Goodwin Procter LLP

GOODWIN PROCTER LLP